EXHIBIT 99.2

CCG Investor Relations
Crocker Coulson, President
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817
Email: info@orientpaperinc.com

For Immediate Release

Audit Committee of the Board of Directors of Orient Paper, Inc. Presents Findings of Independent Investigation

BAODING, Hebei, China – November 29, 2010, The Audit Committee of the Board of Directors of Orient Paper, Inc. (AMEX : ONP) (“Orient Paper”, “ONP” or the “Company”), a leading manufacturer and distributor of diversified paper products in Hebei, People’s Republic of China (“PRC”), today announced the findings of the independent investigation it had conducted with respect to allegations raised in publications by Muddy Waters, LLC (“Muddy Waters”), in reports dated June 28, 2010, July 1, 2010, July 6, 2010, and July 22, 2010.  The Audit Committee commenced its investigation in July and was assisted by Loeb & Loeb LLP (“Loeb”), Deloitte & Touche Financial Advisory Services Limited ("Deloitte”), and TransAsia Lawyers, a PRC law firm (“TransAsia”), none of which had a prior relationship with the Company.

Summary of Major Findings

The Muddy Waters allegations were specifically delineated in its reports.  The following is a summary of the major findings of the investigation generally keyed to those allegations:

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No Evidence Found to Indicate Misappropriation of $30 million since October 2009.  For the period from October 2009, the Audit Committee has not found, through a review that included Company books and records and bank records, any evidence to support the allegation of misappropriation of $30 million made by Muddy Waters.  Bank records showed that funds acquired from recent capital raises were either still in the bank or had been used for valid, corporate purposes.  Any material wire transfers disbursed from the Company’s bank account during this period were used for capital expenditures and other obligations.

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No Evidence to Indicate ONP Overstated Revenue.  With respect to fiscal years 2009 and 2008, the Audit Committee has not found any evidence that ONP overstated revenue.  The Audit Committee was able to satisfy itself that reported revenue was consistent with bank records and the Company’s books and records, cash receipts, and sales invoices.  In addition, bank records demonstrated that the Company made VAT payments to the tax bureau on a basis consistent with the revenue reported to the public for 2009 and 2008.  In addition, Muddy Waters has alleged that there are discrepancies between the revenues for 2009 and 2008 set forth in ONP’s Annual Report on Form 10-K, and the revenues for the corresponding periods set forth in the PRC audited financial statements of ONP’s principal operating subsidiary, Hebei Baoding Orient Paper Milling Company Limited (“HBOP”).  The Audit Committee, however, has reconciled to its satisfaction revenue and income shown on the PRC audited financial statements of HBOP for 2009 and 2008 (in each case, using financial statements stamped by the PRC State Administration for Industry and Commerce (“SAIC”)) as well as the HBOP general ledger to the ONP’s audited financial statements for 2009 and 2008 contained in the Company’s public reporting documents.

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No Evidence to Indicate that ONP’s Claim to Have 600 Workers is Inaccurate.  Muddy Waters alleges that ONP does not have nearly the number of workers it claims.  The Audit Committee, however, based on site visits, a review of Company records, including payroll records, and a random sampling of employees, determined that there is no evidence that ONP’s claims as to the number of its workers is incorrect.

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No Evidence to Indicate that ONP’s Claims About Its Top 10 Customers Supports Fraud.  Muddy Waters points out that ONP’s customers changed by 80% between 2008 and 2009, and that certain ONP customers have disclosed, on their SAIC reports, revenue for 2009 or 2008 that is less than their purchases from the Company over the same periods.  First, based on the Committee’s review of Company and bank records with respect to which Muddy Waters does not have access, the Audit Committee confirmed and reconciled to its satisfaction the names of the Company’s top 10 customers for 2009 and 2008 to wire transfers made from bank accounts owned by those customers, and found wire transfer amounts made by customers to be consistent with reported sales for those customers.  The Committee also tied top 10 customer names and amounts to Company books and records, cash receipts, and sales invoices, which are also not available to Muddy Waters.  Second, based on the Committee’s review of Company records with respect to which Muddy Waters does not have access, ONP’s customers remained relatively consistent between 2008 and 2009.  The Committee determined that, even though public reporting documents show that the top 10 ONP customers changed completely (except for two) between 2008 and 2009, (i) 8 of the top 12 customers from 2008 were ranked within the top 15 customers of the Company in 2009, and (ii) 4 of the top 10 customers from 2009 were ranked within the top 12 customers in 2008, showing a more consistent pattern of customer activity year over year than suggested by Muddy Waters in its publications.  Third, even though SAIC reports of certain customers do not necessarily support ONP’s level of sales to certain customers, the Audit Committee believes that the strength of the evidence in the bank records outweighs any deficiency to SAIC records.  The Audit Committee is not in a position to comment on the SAIC reports of other companies.

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No Evidence Found to Indicate Differences in Reported Inventory Turnover or Gross Profit.  Based on a review of Company’s books and records, including, among other things, inventory ledgers, stock take records and production reports, as well as site visits and a limited review of comparable companies, the Audit Committee found no evidence that the Company’s report of inventory turnover for 2009 and 2008 and gross profit for 2009 or 2008 is false.

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Digital Photo Paper Lines Show Production Capacity Consistent with Public Reports. Based upon a review performed by an independent, third-party expert, the Audit Committee has determined that the estimated production capacity for the digital production lines is consistent with the production numbers set forth in the Company’s public reporting documents.

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Production Capacity Checks on Corrugating Medium Production Line and Two Printing Paper Production Lines Are Deferred Due to Pending Boiler Installation. The Audit Committee recognized that any testing of production capacity of the Company’s currently operating corrugating medium production line and two printing paper production lines would yield unreliable results because of the absence of two boilers that had been taken out of service in connection with the Company’s upgrade of its facilities and the installation of a new corrugating medium production line.  Accordingly, the Audit Committee recommends that production capacity checks on these other lines occur as soon as those boilers are installed, which is expected in the fourth quarter of 2010.  The Audit Committee also recommends a production capacity check with respect to the new corrugating medium line shortly following its completion and installation.

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Price for New Operating Line Deemed Fair and Reasonable.  Based on a review by an independent, third party expert of the specifications for the new corrugating medium production line being purchased from Henan Qinyang First Paper Machine Limited, the Audit Committee believes that the purchase price of RMB 190 million for this line to be fair and reasonable.

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No Formal Valuation Appraisals Performed on Currently Operating Production Lines or Inventory.  The Audit Committee has requested access to the facilities for the conduct of formal, independent valuation appraisals of all currently operating production lines, together with a formal, independent appraisal of the Company’s inventory.  Such access, however, has not yet been granted.  As a result, although the Audit Committee has found no evidence of irregularities, the Audit Committee cannot at this time corroborate the soundness of the carrying value of any such equipment or inventory, or come to any conclusion about the fair value of the original purchase price for any such equipment or inventory.  The Audit Committee recommends that these appraisals be conducted as soon as practicable; however, it recognizes that the appraisals of the currently operating corrugating medium and printing paper lines may yield more reliable results if conducted following the installation of the new boilers.

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Further Review of Raw Material Purchases from Xushui County Dongfang Trading Company Limited (“Dongfang”).  Chairman Liu has produced evidence that he disposed of his 96% equity interest in Dongfang, the Company’s largest supplier of raw materials in 2004, as indicated by a transfer agreement reviewed as part of the investigation.  Nevertheless, since SAIC records indicate that Mr. Liu did not transfer his interest until August 2010, the Audit Committee has determined that it would be prudent for the Board of Directors as soon as practicable to retain an expert in the paper industry to review and evaluate the pricing of raw material purchases made by the Company from Dongfang over the preceding year.  This person will report directly to the Audit Committee, which may seek additional analyses depending on the expert’s report.

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The Company’s Land Purchase for a New Facility and Related Deposit May Be Subject to Ordinary but Nonetheless Disclosable Risk.  As part of an effort to acquire land for a new facility, the Company has already made an initial payment of approximately $11 million (less than the land’s recent appraisal value as determined by an independent expert retained by the Audit Committee) as part of a land requisition and purchase process being administered by certain PRC governmental entities.  This land acquisition process is subject to additional legal approvals, an open auction process, and a risk of not being consummated.  These risks are ordinary and common in connection with the requisition and purchase of land in some PRC rural areas.  Nonetheless, given the risk, the Audit Committee is recommending additional disclosure be included in the Company’s public reporting documents to clarify this risk.

The Audit Committee believes that the investigation, which used the services of a team of independent professionals and involved the review of documents and the conduct of interviews, has been extensive and thorough.  Nonetheless, the Audit Committee recognizes that additional matters may come to its attention and that additional information may need to be reviewed.  The Audit Committee also recognizes that the investigation was tailored to investigate the claims made Muddy Waters, and was not designed to be the equivalent of an audit conducted by the Company’s independent accountants.

Recommendations to Management in Response to Investigation

As a result of its report, the Audit Committee has recommended to the ONP Board of Directors that a number of measures be taken in response to the investigation:

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the completion of production capacity checks on the currently operating production lines (other than the digital paper production lines) as soon as new boilers are installed, expected in the fourth quarter of 2010;

•	the completion of a production capacity check with respect to the new corrugating medium line shortly following its completion and installation;
•	formal, independent valuation appraisals of all currently operating production lines, together with a formal appraisal of the Company’s inventory; and
•	the retention of an expert in the paper industry to review and evaluate the pricing of raw material purchases made by the Company from Dongfang over the preceding year.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 and located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenue from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; the Company’s ability to implement the planned capacity expansion of corrugating medium paper; the expected completion date of the internal investigation; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.